Exhibit 99.1
News Release

Contact:	Joseph F. Furlong	or	Stephen L. Clanton
	President and CEO		Executive VP & CFO
	(615) 221-8884		(615) 221-8884
Primary Contact
     For Immediate Release
AMERICAN HOMEPATIENT REPORTS FINANCIAL RESULTS FOR
THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2009
BRENTWOOD, Tenn. (March 4, 2010) – American HomePatient, Inc. (OTCBB: AHOM), one of the nation’s largest home health care providers, today announced its financial results for the fourth quarter and year ended December 31, 2009.
Revenues for the fourth quarter of 2009 were $61.3 million compared to $67.8 million for the fourth quarter of 2008, representing a decrease of $6.5 million, or 9.6%. Revenues for the year ended December 31, 2009 were $236.3 million compared to $266.9 million for the same period in 2008, representing a decrease of $30.6 million, or 11.5%. Medicare reimbursement reductions effective January 1, 2009 reduced revenues by approximately $6.5 million in the fourth quarter of 2009 and $27.4 million for the year ended December 31, 2009. Further reductions in revenues in 2009 resulted from the impact of Medicare policy changes related to coverage guidelines for positive airway pressure devices, a change in inhalation drug product mix resulting from Medicare reimbursement reductions, and the Company’s reduced emphasis on less profitable product lines such as non-respiratory durable medical equipment and infusion therapy. These revenue decreases were partially offset by growth in sleep therapy revenue.
Operating expenses declined in the fourth quarter of 2009 compared to the fourth quarter of 2008 by approximately $1.6 million, or 4.9%. Operating expenses for the year ended December 31, 2009 compared to the same period in 2008 declined by $8.0 million, or 6.0%. The decreases in operating expenses for the fourth quarter and year ended December 31, 2009 were primarily the result of improved operating efficiencies and the resulting reduced operating costs, partially offset by increases in certain expenses associated with the development and implementation of initiatives designed to provide additional productivity improvements. Areas of focus have included centralization of branch functions, consolidation of branches, improved routing and delivery systems, and more effective utilization of leased space.
Earnings before interest, taxes, depreciation, and amortization (EBITDA) is a non-GAAP financial measurement that is calculated as net income excluding interest, taxes, depreciation and amortization. Adjusted EBITDA (EBITDA excluding discontinued operations and debt restructuring expenses) was $9.4 million, or 15.3% of net revenue, for the fourth quarter of 2009 compared to $14.2 million, or 20.9% of net revenue, for the same period of 2008. Adjusted EBITDA was $32.7 million, or 13.8% of net revenue, for the year ended December 31, 2009 compared to $51.6 million, or 19.3% of net revenue, for the same period of 2008.
Net loss for the fourth quarter of 2009 was $(1.2) million, or $(0.07) per diluted share, compared to net income of $1.5 million, or $0.09 per diluted share, for the fourth quarter of 2008. Net loss for the year ended December 31, 2009 was $(13.1) million, or $(0.75) per diluted share, compared to net income of $0.5 million, or $0.03 per diluted share for the same period in 2008.
Medicare reimbursement cuts effective January 1, 2009 reduced adjusted EBITDA and net income in the fourth quarter and twelve months of 2009 by approximately $6.5 million and $27.4 million, respectively. Adjusted EBITDA and net income were further reduced in 2009 as a result of the impact of Medicare policy changes related to coverage guidelines for positive airway pressure devices and a change in inhalation drug product mix resulting from Medicare reimbursement reductions. These items were partially offset by reduced operating expenses resulting from improved operating efficiencies, reduced bad debt expense resulting from improved revenue qualification and collection processes, and growth in sleep therapy revenues.

Secured Debt Maturity
The Company has secured debt of $226.4 million that was due to be repaid on August 1, 2009. As previously announced, a series of forbearance agreements have been entered into by and among the Company, the agent for the secured debt, and certain forbearance holders. The parties to the forbearance agreement have agreed to not exercise, prior to the expiration of the term of the agreement, any of the rights or remedies available to them as a result of the Company’s failure to repay the Secured Debt on the maturity date. The current forbearance agreement expires March 16, 2010. Since the maturity date, the Company has continued to pay interest on a monthly basis in an amount consistent with the original terms of the secured debt. The Company, the agent, and the forbearance holders continue to work toward a resolution of the debt maturity issue. However, there can be no assurance a resolution will be reached with favorable terms to the Company and its stockholders or at all.
American HomePatient, Inc. is one of the nation’s largest home health care providers with operations in 33 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.’s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD’s Electronic Bulletin Board under the symbol AHOM or AHOM.OB.
American HomePatient, Inc. prepares its financial statements in accordance with U.S. generally accepted accounting principles (GAAP). American HomePatient, Inc. also provides information related to non-GAAP financial measurements such as EBITDA, and from time to time, other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of its business. To enable interested parties to reconcile non-GAAP measures to the Company’s GAAP financial statements, the Company clearly defines EBITDA and quantifies all other adjustments to GAAP measurements (see Schedule B). The Company provides EBITDA information, a widely used non-GAAP financial measurement, as a performance measure to assist in analyzing the Company’s operations and in comparing the Company to its competitors. The Company provides other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of business in order to assist in comparing the Company’s current operating performance to its historical performance. These adjustments typically reflect non- recurring items but sometimes reflect items, such as dispositions of assets and restructuring charges that are not technically non-recurring but are outside of the ordinary course of operations. Investors should note that such measures may not be comparable to similarly titled measures used by other companies, and investors are encouraged to use this information only in connection with the information contained in the Company’s GAAP financial statements.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding the maturity of the Company’s secured debt, current and future reimbursement rates, and reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

American HomePatient, Inc.	Schedule A
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues, net	$61,309	$67,805	$236,297	$266,854
Cost of sales and related services	14,306	15,299	52,891	56,612
Cost of rentals and other revenues, including rental equipment depreciation	7,092	8,217	29,674	34,682
Operating expenses	30,929	32,516	124,548	132,523
Bad debt expense	928	614	3,517	4,635
General and administrative expenses	5,153	5,320	20,909	19,841
Depreciation, excluding rental equipment, and amortization	877	1,012	3,866	4,102
Interest expense, net	3,134	3,860	14,734	15,618
Other income, net	154	(389)	(345)	(1,040)
Change of control income	(3)	(3)	(12)	(77)
Earnings from unconsolidated joint ventures	(1,358)	(1,795)	(5,243)	(6,201)

Income (loss) from operations before income taxes	97	3,154	(8,242)	6,159

Provision for income taxes	1,211	1,362	4,515	5,054

Net (loss) income	(1,114)	1,792	(12,757)	1,105

Less: net income attributable to the noncontrolling interest	(107)	(101)	(341)	(408)

Net (loss) income attributable to American HomePatient, Inc. from continuing operations	(1,221)	1,691	(13,098)	697

Discontinued operations:
Loss from discontinued operations	—	(183)	—	(183)

Net (loss) income attributable to American HomePatient, Inc.	$(1,221)	$1,508	$(13,098)	$514

Basic (loss) income per common share attributable to American HomePatient, Inc common shareholders - Continuing operations	$(0.07)	$0.10	$(0.75)	$0.04
Basic (loss) income per common share attributable to American HomePatient, Inc common shareholders - Discontinued operations	—	(0.01)	—	(0.01)

Basic (loss) income per common share attributable to American HomePatient, Inc common shareholders	$(0.07)	$0.09	$(0.75)	$0.03

Diluted (loss) income per common share attributable to American HomePatient, Inc common shareholder - Continuing operations	$(0.07)	$0.10	$(0.75)	$0.04
Diluted (loss) income per common share attributable to American HomePatient, Inc common shareholders - Discontinued operations	—	(0.01)	—	(0.01)

Diluted (loss) income per common share attributable to American HomePatient, Inc common shareholders	$(0.07)	$0.09	$(0.75)	$0.03

	December 31,	December 31,
	2009	2008
	(unaudited)
Cash and cash equivalents	$21,944	$13,488
Restricted cash	250	250
Net patient receivables	25,850	38,284
Other receivables	521	777

Total receivables	26,371	39,061
Net inventories	10,808	10,789
Prepaid expenses and other current assets	6,675	9,863

Total current assets	66,048	73,451
Property and equipment, net	30,256	32,042
Goodwill	122,093	122,093
Other assets	20,900	26,940

Total Assets	$239,297	$254,526

Current portion of long-term debt and capital leases	$229,120	$234,259
Accounts payable	13,849	11,989
Other current liabilities	21,191	24,535

Total current liabilities	264,160	270,783
Long-term debt and capital leases, less current portion	3	51
Deferred tax liability	12,031	7,841
Other noncurrent liabilities	82	8

Total liabilities	276,276	278,683
American HomePatient, Inc. shareholders’ deficit	(37,411)	(24,619)
Noncontrolling interest	432	462

Total shareholders’ deficit	(36,979)	(24,157)

Total Liabilities and Shareholders’ Deficit	$239,297	$254,526

Schedule B
American HomePatient, Inc.
Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Net (loss) income	$(1,221)	$1,508	$(13,098)	$514

Add:

Provision for income taxes	1,211	1,362	4,515	5,054

Interest expense, net	3,134	3,860	14,734	15,618

Rental equipment depreciation	5,181	6,263	21,824	26,085

Other depreciation and amortization	877	1,012	3,866	4,102

Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$9,182	$14,005	$31,841	$51,373

Debt restructuring expense (Note A)	169	—	878	—

Discontinued operations (Note B)	—	183	—	183

Adjusted EBITDA	$9,351	$14,188	$32,719	$51,556

Note A: Debt restructuring expense is excluded to determine adjusted EBITDA, as the expense is non-recurring.
Note B: Discontinued operations are excluded to determine adjusted EBITDA, as the loss is non-recurring.